Exhibit 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trust Managers of Camden Property Trust

We have audited the accompanying consolidated balance sheets of Camden Summit, Inc., formerly known as Summit Properties Inc. (the "Company"), as of December 31, 2004 and 2003, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, on January 1, 2002, the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, on January 1, 2003, and Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, as amended by Financial Accounting Standards Board Interpretation No. 46 (revised December 2003) on July 1, 2003.

/S/ Deloitte & Touche LLP
Charlotte, North Carolina
May 12, 2005

CAMDEN SUMMIT, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,
	2004	2003
ASSETS
Real estate assets:
Land and land improvements	$248,018	$175,107
Buildings and improvements	1,037,458	843,127
Furniture, fixtures and equipment	80,050	65,083
Total real estate assets	1,365,526	1,083,317
Less: accumulated depreciation	(156,913)	(119,448)
Net operating real estate assets	1,208,613	963,869
Net real estate assets - assets held for sale	31,348	209,919
Construction in progress	219,137	145,382
Net real estate assets	1,459,098	1,319,170
Cash and cash equivalents	6,511	2,687
Restricted cash	1,480	1,198
Investments in real estate joint ventures	2,716	3,096
Deferred financing costs, net of accumulated amortization
of $7,474 in 2004 and $7,108 in 2003	8,378	7,694
Other assets	13,187	16,209
Other assets - assets held for sale	45	210
Total assets	$1,491,415	$1,350,264

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Notes payable	$758,748	$682,463
Accrued interest payable	4,019	4,558
Series C Preferred Units redeemed in 2005	55,000	-
Accounts payable and accrued expenses	33,328	30,848
Dividends and distributions payable	11,777	11,724
Security deposits and prepaid rents	4,035	2,587
Notes payable and other liabilities - assets held for sale	63	44,293
Total liabilities	866,970	776,473

Commitments and contingencies
Minority interest of common unitholders in Operating Partnership	66,525	57,724
Minority interest of preferred unitholders in Operating Partnership	-	53,544

Stockholders' equity:
Preferred stock, $0.01 par value - 25,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $0.01 par value - 100,000,000 shares authorized,
31,547,682 shares issued and outstanding in 2004 and
31,335,140 shares issued and outstanding in 2003	315	313
Additional paid-in capital	504,370	514,578
Retained earnings (accumulated deficit)	61,326	(34,886)
Unamortized restricted stock compensation	(104)	(129)
Employee notes receivable	(7,987)	(17,353)
Total stockholders' equity	557,920	462,523

Total liabilities and stockholders' equity	$1,491,415	$1,350,264

See notes to consolidated financial statements.

CAMDEN SUMMIT, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)

	Year Ended December 31,
	2004	2003	2002
Revenues:
Rental	$131,882	$104,973	$93,034
Other property income	11,004	7,854	6,754
Management fees - third party communities	586	618	787
Total revenues	143,472	113,445	100,575

Expenses:
Property operating and maintenance (exclusive of items listed below)	28,518	24,659	22,183
Real estate taxes and insurance	18,775	13,343	9,550
Depreciation and amortization	42,705	30,462	24,230
General and administrative	12,967	6,941	5,937
Property management - owned communities	6,203	5,271	4,297
Property management - third party communities	751	641	525
Merger-related costs	11,484	-	-
Total operating expenses	121,403	81,317	66,722

Operating income	22,069	32,128	33,853

Interest income	1,167	1,852	2,274
Other income	817	791	442
Interest expense	(31,422)	(26,913)	(27,427)
Deferred financing cost amortization	(1,510)	(2,198)	(1,274)
Income (loss) from continuing operations before loss on unconsolidated real estate joint ventures, gain on sale of real estate assets, minority interest of common unitholders in Operating Partnership, dividends to preferred untiholders in Operating Partnership and excess of
redemption amount over carrying amount of preferred units	(8,879)	5,660	7,868
Loss on unconsolidated real estate joint ventures	(380)	(326)	(49)
Gain on sale of real estate assets	-	73	13,831
Gain on sale of real estate assets - joint ventures	-	-	4,955
Minority interest of common unitholders in Operating Partnership	1,492	880	(1,620)
Dividends to preferred unitholders in Operating Partnership	(4,812)	(10,306)	(12,420)
Excess of redemption amount over carrying amount of preferred units	(1,453)	(2,963)	-
Income (loss) from continuing operations	(14,032)	(6,982)	12,565

Income from discontinued operations	9,166	14,711	24,728
Gain on disposition of discontinued operations	166,633	18,820	64,907
Impairment loss on discontinued operations	(6,807)	(759)	-
Loss from early extinguishment of debt associated with asset sales	-	(6,522)	(311)
Minority interest of common unitholders in Operating Partnership	(16,247)	(2,937)	(10,201)
Total discontinued operations	152,745	23,313	79,123

Net income	$138,713	$16,331	$91,688

Per share data - basic:
Income (loss) from continuing operations	$(0.45)	$(0.25)	$0.46
Income from discontinued operations	4.86	0.84	2.89
Net income	$4.41	$0.59	$3.35

Per share data - diluted:
Income (loss) from continuing operations	$(0.45)	$(0.25)	$0.46
Income from discontinued operations	4.86	0.84	2.87
Net income	$4.41	$0.59	$3.33

Dividends and distributions declared per common share	$1.35	$1.35	$1.76
Weighted average common shares - basic	31,447,088	27,621,568	27,385,051
Weighted average common shares - diluted	31,447,088	27,621,568	27,555,574

See notes to consolidated financial statements.

CAMDEN SUMMIT, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Dollars in thousands)

			Retained	Unamortized
		Additional	Earnings	Restricted	Employee
	Common	Paid-in	(Accumulated	Stock	Notes
	Stock	Capital	Deficit)	Compensation	Receivable	Total
Balance, December 31, 2001	$270	$420,988	$(55,976)	$(1,226)	$(14,456)	$349,600
Dividends	-	-	(48,336)	-	-	(48,336)
Proceeds from dividend reinvestment and
stock purchase plans	4	9,135	-	-	-	9,139
Repurchase of common stock	(1)	(2,665)	-	-	-	(2,666)
Conversion of common units to shares	-	285	-	-	-	285
Exercise of stock options	1	1,855	-	-	-	1,856
Issuance of restricted stock grants	-	35	-	(13)	-	22
Netdown of restricted stock grants	-	(619)	-	-	-	(619)
Amortization of restricted stock grants	-	-	-	978	-	978
Adjustment for minority interest of common
unitholders in Operating Partnership	-	(11)	-	-	-	(11)
Issuance of employee notes receivable	-	-	-	-	(7,813)	(7,813)
Repayment of employee notes receivable	-	-	-	-	2,755	2,755
Net income	-	-	91,688	-	-	91,688
Balance, December 31, 2002	274	429,003	(12,624)	(261)	(19,514)	396,878
Dividends	-	-	(38,593)	-	-	(38,593)
Issuance of stock	45	100,162	-	-	-	100,207
Proceeds from dividend reinvestment and
stock purchase plans	-	99	-	-	-	99
Repurchase of common stock	(8)	(15,185)	-	-	-	(15,193)
Conversion of common units to shares	1	1,975	-	-	-	1,976
Exercise of stock options	1	1,917	-	-	-	1,918
Issuance of restricted stock grants	-	660	-	-	-	660
Netdown of restricted stock grants	-	(460)	-	-	-	(460)
Amortization of restricted stock grants	-	-	-	132	-	132
Adjustment for minority interest of
common unitholders in Operating Partnership	-	(3,593)	-	-	-	(3,593)
Interest earned - employee notes receivable	-	-	-	-	(984)	(984)
Repayment of employee notes receivable	-	-	-	-	3,145	3,145
Net income	-	-	16,331	-	-	16,331
Balance, December 31, 2003	313	514,578	(34,886)	(129)	(17,353)	462,523
Dividends	-	-	(42,501)	-	-	(42,501)
Proceeds from dividend reinvestment and
stock purchase plans	-	129	-	-	-	129
Conversion of common units to shares	1	884	-	-	-	885
Exercise of stock options	3	2,488	-	-	-	2,491
Issuance of restricted stock grants	1	1,562	-	(604)	-	959
Netdown of restricted stock grants	(3)	(650)	-	-	-	(653)
Amortization of restricted stock grants	-	-	-	629	-	629
Cash settlement of common stock options
and stock grants	-	(15,101)	-	-	-	(15,101)
Adjustment for minority interest of
common unitholders in Operating Partnership	-	480	-	-	-	480
Interest earned - employee notes receivable	-	-	-	-	(931)	(931)
Repayment of employee notes receivable	-	-	-	-	10,297	10,297
Net income	-	-	138,713	-	-	138,713
Balance, December 31, 2004	$315	$504,370	$61,326	$(104)	$(7,987)	$557,920

See notes to consolidated financial statements.

CAMDEN SUMMIT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Year Ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Net income	$138,713	$16,331	$91,688
Adjustments to reconcile net income to net cash
provided by operating activities:
Minority interest of common unitholders in Operating Partnership	14,755	2,056	11,820
Unamortized costs of redemption of preferred units	1,453	2,287	-
Postretirement benefits for former executive officers	1,577	-	-
Loss on equity method investments	380	326	49
Gain on sale of real estate assets - continuing operations	-	(73)	(13,831)
Gain on sale of real estate assets - discontinued operations	(166,633)	(18,820)	(64,907)
Gain on sale of real estate assets - joint ventures	-	-	(4,955)
Impairment loss on discontinued operations	6,807	759	-
Loss on early extinguishment of debt associated with asset sales	-	6,522	311
Depreciation and amortization	48,557	42,667	42,517
Amortization of deferred settlement on interest rate swap	-	(965)	(545)
Issuance of unrestricted stock grants	959	683	-
(Increase) decrease in restricted cash	(283)	1,290	(814)
(Increase) decrease in other assets	(41)	2,410	1,473
Decrease in accrued interest payable	(539)	(378)	(2,097)
Increase (decrease) in accounts payable and accrued expenses	7,925	(6,170)	1,019
Increase (decrease) in security deposits and prepaid rents	906	632	(830)
Net cash provided by operating activities	54,536	49,557	60,898

Cash flows from investing activities:
Construction of real estate assets and land acquisitions	(128,726)	(92,547)	(112,839)
Acquisition of real estate assets	(186,189)	(158,788)	(17,866)
Proceeds from sale of real estate assets	346,556	249,982	139,920
Proceeds from sale of real estate assets - joint ventures	-	-	11,202
Capitalized interest	(9,376)	(10,334)	(10,360)
Investment in real estate joint ventures	-	(21,415)	(9,075)
Distribution from real estate joint ventures	-	-	540
Contribution from historic tax credit venture partner	-	8,486	600
Recurring capital expenditures	(7,104)	(6,376)	(4,530)
Non-recurring capital expenditures	(2,689)	(1,516)	(1,088)
Corporate and other asset additions and office tenant improvements	(809)	(1,094)	(4,647)
Decrease in notes receivable	-	4,659	68
Net cash provided by (used in) investing activities	11,663	(28,943)	(8,075)

CAMDEN SUMMIT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS - Continued
(Dollars in thousands)

	Year Ended December 31,
	2004	2003	2002
Cash flows from financing activities:
Net (repayments) borrowings on line of credit	(23,100)	(25,000)	50,000
Proceeds from issuance of mortgage notes	109,440	143,940	6,900
Repayments of mortgage debt	(1,842)	(55,950)	(11,912)
Borrowings on construction loan	1,956	12,548	-
Repayment of construction loan	(35,300)	-	-
Repayments of unsecured notes	(50,000)	(47,000)	(41,000)
Repayments of tax-exempt bonds	(10,345)	(220)	(340)
Payment of deferred financing costs	(2,437)	(4,018)	(549)
Loss from early extinguishment of debt associated with asset sales	-	(6,522)	(311)
Proceeds on sale of interest rate swap	-	-	1,510
Distributions to common unitholders	(46,979)	(42,021)	(59,455)
Redemption of Series B preferred units	-	(85,000)	-
Cash settlement of stock options and restricted stock grant shares	(15,101)	-	-
Increase in employee notes receivable	-	-	(7,813)
Repayments of employee notes receivable	9,366	2,161	2,755
Issuance of common stock	-	100,207	-
Net proceeds from dividend reinvestment and stock purchase plans
and exercise of stock options	2,620	2,017	10,995
Netdown of restricted and unrestricted stock grants	(653)	(460)	(597)
Repurchase of common stock	-	(15,193)	(2,666)
Net cash used in financing activities	(62,375)	(20,511)	(52,483)

Net increase in cash and cash equivalents	3,824	103	340
Cash and cash equivalents, beginning of period	2,687	2,584	2,244
Cash and cash equivalents, end of period	$6,511	$2,687	$2,584

Supplemental disclosure of cash flow information:
Cash paid for interest, net of capitalized interest	$32,221	$31,408	$36,589

See notes to consolidated financial statements.

CAMDEN SUMMIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unless the context otherwise requires, all references to "we," "our" or "us" in this report refer collectively to Summit Properties Inc., a Maryland corporation ("Summit"). Summit was merged with and into Camden Summit, Inc. (referred to as the "Merger" which was completed on February 28, 2005), a Delaware corporation ("Camden Summit") and a wholly-owned subsidiary of Camden Property Trust, a Texas real estate investment trust ("Camden"). Camden Summit is the sole general partner of Camden Summit Partnership, L.P. (formerly known as Summit Properties Partnership, L.P.), a Delaware limited partnership (the "Operating Partnership").

1. ORGANIZATION AND FORMATION

Camden Summit, Inc. (formerly known as Summit Properties Inc.) was initially organized as a Maryland real estate investment trust on December 1, 1993 under the Maryland Real Estate Investment Trust Act. We became a Maryland corporation under the General Corporation Law of Maryland on January 13, 1994. On February 8, 1994, we completed an initial public offering of 10,000,000 shares of common stock, par value $0.01 per share. In connection with the initial public offering, we consummated a business combination involving the partnerships which owned 27 communities and the affiliated entities which provided development, construction and operating services to each of the communities prior to the initial public offering. A portion of the proceeds from the initial public offering was used to acquire an economic and voting interest in the Operating Partnership, which was formed to succeed to substantially all of the interests of the property partnerships in the communities and the operations of the Summit entities. We became the sole general partner and the majority owner of the Operating Partnership upon completion of the initial public offering and, accordingly, report our investment in the Operating Partnership on a consolidated basis.

We focus on the development, construction, acquisition and management of luxury apartment communities throughout the Southeast and Mid-Atlantic states and have chosen to focus our current efforts in five markets consisting of Atlanta, Charlotte, Raleigh, Southeast Florida and Washington, D.C.

2. BASIS OF PRESENTATION

All significant intercompany accounts and transactions have been eliminated in consolidation. The financial statements have been adjusted for the minority interest of holders of common units of limited partnership interest in the Operating Partnership. Minority interest of common unitholders in the Operating Partnership is calculated at the balance sheet date based upon the percentage of common units outstanding owned by partners other than Summit to the total number of common units outstanding. Minority interest of common unitholders in the Operating Partnership earnings is calculated based on the weighted average common units outstanding during the period. Prior to the Merger, common units could be exchanged by the holder for cash in an amount equal to the fair market value of an equivalent number of shares of Summit common stock, or the Operating Partnership could have elected to have us issue shares of our common stock in exchange for common units on a one-for-one basis (subject to adjustment). As of December 31, 2004, there were 3,343,004 common units outstanding held by unitholders other than Summit, and the closing market price of our common stock was $32.56 per share.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Real Estate Assets and Depreciation - We record our real estate assets at cost less accumulated depreciation and, if necessary, adjust carrying value in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," by reviewing whether the sum of the estimated future net cash flows (undiscounted and without interest charges) from an asset to be held and used is less than the book value of the asset. Assets to be disposed of are recorded at the lower of carrying amount or fair value less costs to sell. See Note 7.

Expenditures directly related to the acquisition, development and improvement of real estate assets are capitalized at cost as land, buildings and improvements or furniture, fixtures and equipment. Improvements are categorized as either non-recurring or recurring capitalized expenditures. Non-recurring capitalized expenditures primarily consist of major renovations and upgrades of apartment homes. Recurring capitalized expenditures consist primarily of exterior painting, new appliances, vinyl flooring, blinds, tile, wallpaper and carpet. All of these expenditures are capitalized and depreciated over the estimated useful lives of the assets (land improvements - 15 years; buildings — 40 years; building improvements — 5 to 15 years; furniture, fixtures and equipment — 5 to 7 years).

Repairs and maintenance, such as landscaping maintenance, interior painting and cleaning and supplies used in such activities, are expensed as incurred. We record the cost of all repairs and maintenance, including planned major maintenance activities, recurring capital expenditures and non-recurring capital expenditures as incurred and do not accrue for such costs in advance.

Interest costs incurred during the construction period are capitalized and depreciated over the lives of the constructed assets. Interest capitalized was $9.4 million in 2004, $10.3 million in 2003 and $10.4 million in 2002.

We capitalize the cost of our development department to the projects currently under construction at a rate of 3.0% of such construction costs. Such costs are then depreciated over the lives of the constructed assets upon their completion. Such costs capitalized were $3.6 million in 2004, $2.4 million in 2003 and $3.4 million in 2002.

Asset Impairment Evaluation - We record our real estate assets to be held and used at cost, less accumulated depreciation, unless considered impaired. If events or circumstances indicate that the carrying amount of a community may be impaired, we will assess its recoverability by estimating the undiscounted future cash flows of the community. If our recoverability assessment results in an indication of impairment for communities to be held and used, or if a community is considered to be held for sale, then we determine the community's fair value. For communities classified as held for sale, the fair value represents the estimated sales price less cost to sell based on current or pending offers, based on estimates received from the broker or applying a capitalization rate to the community's property operating income. For communities to be held and used, fair value is determined by applying a capitalization rate to the community's operating income. Applying capitalization rates to a community's property operating income is a widely used measure of fair value and for determining the amount at which a community could be sold between willing parties. Determining appropriate capitalization rates requires significant judgment and is generally based on the prevailing rate for the submarket within the market in which the community is located. Capitalization rates can fluctuate due to changes in the general economy or within specific submarkets. If the actual capitalization rate for a community varies significantly from management's estimate, the impairment evaluation may be significantly affected. For assets to be held and used, if the carrying amount exceeds the undiscounted future cash flows, we would recognize an impairment loss to the extent the carrying amount exceeds the estimated fair value of the community and such loss would be included in income from continuing operations. Assets to be disposed of are recorded at the lower of carrying amount or fair value less cost to sell. An impairment loss will be recognized for any write-down to fair value less cost to sell and reported in the discontinued operations section of the consolidated statements of earnings.

Allocation of the Cost of Communities Acquired - The cost of communities acquired is allocated to tangible and intangible assets and liabilities based on their relative fair values. We estimate the fair value of the acquired tangible assets, which generally consist of land, buildings and furniture and fixtures, and intangible assets and liabilities, which generally represent the value of above-market and below-market leases, in-place leases and tenant relationships of the community acquired and allocate the purchase price on a pro-rata basis to each component.

The fair value of tangible assets acquired is determined by valuing the community as if it were vacant, applying methods similar to those used by independent appraisers of income-producing property. The resulting value is then allocated to land, buildings and furniture, fixtures and equipment based on management's determination of the relative fair value of these assets. The assumptions used in the allocation of fair values to assets acquired are based on management's best estimates at the time of evaluation.

Fair value is assigned to above-market and below-market leases based on the difference between (a) the contractual amounts to be paid by the resident or retail tenant based on the existing lease and (b) management's estimate of current market lease rates for the corresponding in-place leases, over the remaining terms of the in-place leases. Capitalized above-market lease amounts are included in "Other assets" in our consolidated balance sheets and amortized against rental revenue over the remaining terms of the respective leases. Capitalized below-market lease amounts are included in "Accounts payable and accrued expenses" in our consolidated balance sheets and are amortized as an increase to rental revenue over the remaining terms of the respective leases.

The fair value of acquired in-place leases is included in "Other assets" in our consolidated balance sheets and is amortized as a leasing cost over the remaining non-cancelable periods of the respective leases. If acquired in-place leases with terms of greater than twelve months are terminated early, all unamortized amounts relating to those leases would be written-off.

The fair value of tenant relationships represents the probability that existing tenants will renew their leases and, thus, reduces the amount of lost rental revenue from vacant apartments. Tenant relationships are included in "Other assets" in our consolidated balance sheets and are amortized as a leasing cost over the estimated lives of the tenant relationships.

Rental Revenue Recognition - We lease our residential properties under operating leases with terms of generally one year or less. Rental revenue is recognized on the accrual method of accounting as earned, which is not materially different from revenue recognition on a straight-line basis. Our allowance for uncollectible rent was approximately $101,000 at December 31, 2004 and $75,000 at December 31, 2003 and is presented in "Other assets" in our consolidated balance sheets.

We lease our office and retail space under operating leases with terms ranging from two to eleven years. Rental revenue for office and retail spaces is recognized on a straight-line basis over the lives of the respective leases. Future minimum rental payments to be received under our current office and retail leases are as follows (in thousands):

2005	$2,295
2006	2,213
2007	1,945
2008	1,516
2009	1,548
Thereafter	4,672
$14,189

Cash and Cash Equivalents - For purposes of the statement of cash flows, we consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash - Restricted cash is comprised primarily of proceeds from apartment community sales deposited with a qualified intermediary in accordance with like-kind exchange income tax rules and regulations. Restricted cash also includes resident security deposits, bond repayment escrows and replacement reserve escrows.

Deferred Financing Costs - Deferred financing costs include fees and costs incurred in conjunction with long-term financings and are amortized over the terms of the related debt using the straight-line method, which approximates the effective interest method.

Advertising Costs - We expense advertising costs as incurred. Advertising expense was $2.7 million in 2004 and $2.8 million in both 2003 and 2002.

Investments - We consolidate investments, including joint ventures in which we have control, generally those in which we have a direct voting interest of more than 50% or for which we are the primary beneficiary of a related variable interest entity. We record investments in which we exercise significant influence under the equity method in accordance with Accounting Principals Board ("APB") Opinion No. 18, "The Equity Method of Accounting for Common Stock," and AICPA Statement of Position 78-9, "Accounting for Investments in Real Estate Ventures."

Per Share Data — Basic earnings per share are computed based upon the weighted average number of shares outstanding during the respective period. The difference between "basic" and "diluted" weighted average shares is the dilutive effect of our stock-based compensation outstanding. Due to the loss from continuing operations for the years ended December 31, 2004 and 2003, we have excluded the dilutive effect of our stock-based compensation outstanding for the per share calculations (133,464 shares in 2004 and 149,074 shares in 2003). The number of shares added to weighted average shares outstanding for the diluted calculation was 170,523 in 2002. Dilution caused by these options decreased net income per share by $0.02 in 2002.

Stock-Based Compensation - We had a Stock Option and Incentive Plan (the "Option and Incentive Plan") and an Employee Stock Purchase Plan ("ESPP"), which are described more fully in Note 13. Through December 31, 2002, we applied APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for our stock options and ESPP. No compensation cost was recognized for stock options granted under the Option and Incentive Plan or shares issued under the ESPP during the year ended December 31, 2002 in accordance with APB No. 25. The ESPP was suspended effective July 2, 2002. Effective January 1, 2003, we adopted the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," prospectively to all stock options granted, modified, or settled after January 1, 2003 as allowed by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure."

The following table reflects the effect on net income and earnings per share had the fair value based method been applied to all options granted and ESPP shares issued in each year (in thousands, except per share amounts):

	2004	2003	2002
Net income as reported	$138,713	$16,331	$91,688
Add: Stock-based compensation included in reported
net income	3,007	1,187	1,306
Deduct: Total stock-based compensation determined
under fair value based method for all awards	(4,051)	(1,610)	(2,758)
Pro forma net income	$137,669	$15,908	$90,236

Net income per share as reported - basic	$4.41	$0.59	$3.35
Net income per share as reported - diluted	4.41	0.59	3.33

Pro forma net income per share - basic	$4.38	$0.58	$3.30
Pro forma net income per share - diluted	4.38	0.58	3.27

On December 17, 2004, our Board of Directors approved several types of compensation to be paid to the Section 16 executive officers. This compensation was paid on December 22, 2004 and consisted of (i) $5.1 million under the long-term incentive compensation plan, (ii) $3.0 million which represented 2004 annual bonus payments, (iii) $2.0 million which represented a discretionary bonus paid to certain executives based on each executive's effort to execute the Merger, (iv) $2.0 million for unvested stock options and stock grant compensation and (v) $180,000 for vested stock options and stock grant compensation, all of which are included as either general and administrative expenses or merger-related costs in the accompanying statements of earnings, and (i) $9.6 million representing vested stock options and (ii) $5.7 million representing unvested stock options and stock grants, both of which are included in stockholders' equity in the accompanying balance sheets.

As part of the approval mentioned above, our Board approved (i) the acceleration of the vesting of certain stock options held by certain of our then executive officers and (ii) the right to receive either shares of our common stock or a lump sum cash payment in exchange for the cancellation of certain vested and unvested stock options held by such executive officers. All executive officers elected to receive cash. The unvested options would have become otherwise fully exercisable in connection with the closing of the Merger with Camden. The value of the 1,161,075 stock options for which vesting was accelerated and cash was paid was $14.2 million. The cash settlement price per option paid was $32.89 less the exercise price of the option. The cash settlement price was based on a formula specified in the related Camden merger agreement. The closing price of our common stock on the day of cash settlement was $32.45. In accordance with SFAS No. 123, $179,000 of additional compensation cost was recognized and included in the stock-based compensation included in 2004 reported net income. This amount was determined based on the cash settlement price in excess of the value of the options that were cancelled. There was no remaining unrecognized compensation cost related to the unvested options.

As part of the approval mentioned above, our Board approved (i) the acceleration of the vesting of certain shares of restricted stock and performance based stock awards described above and (ii) the right to receive a lump sum cash payment in exchange for the cancellation of certain of those shares by certain of our executive officers. The unvested restricted stock and performance based stock awards would have become otherwise fully vested in connection with the closing of the Merger. The amount of the cash payout related to the 99,811 shares of restricted stock and performance based stock awards was $3.3 million. For these unvested awards, a portion of the total compensation cost based on the original intrinsic value had already been recorded in the statements of earnings through the cash payment date of December 22, 2004. The remaining previously unrecognized compensation cost was recognized at the settlement date. Additionally, in accordance with SFAS 123, the excess of the cash paid over the stock price at the cash settlement date, or $0.44 per share, was paid to settle the shares of restricted stock and performance based stock awards and was also recorded as additional compensation cost in 2004. The total amount of compensation cost recorded upon the acceleration and cash settlement of the restricted stock and performance-based stock awards was $1.9 million (included in the stock-based compensation included in reported net income above) and is included in merger-related costs in the consolidated statements of earnings.

Total stock-based compensation included in reported net income shown in the table above also includes $967,000 of restricted stock and performance based stock award amortization and $96,000 which represents the fair value of stock options granted to non-employee directors during 2004.

Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications — We have reclassified the historical financial statements for discontinued operations that have resulted from dispositions of real estate assets during the year ended December 31, 2004 as well as the classification of the community classified as held for sale as of December 31, 2004 in accordance with Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

4. REAL ESTATE JOINT VENTURES

We own a 25% equity interest in a joint venture named Station Hill, LLC ("Station Hill"), in which we and Hollow Creek, LLC, a subsidiary of a major financial services company, are members. We are entitled to 25% of the joint venture's cash flow based on our equity interest. If certain benchmarks are achieved in the future, we would be entitled to a preferred return in excess of 25% of the cash flow. The operating agreement of the joint venture provides that we will be entitled to 25% of the net proceeds upon liquidation of Station Hill, although our interest in the residual value of the joint venture could increase above or decrease below 25%. Our interest in the residual value of the joint venture could decrease below 25% only if we receive more than 25% of cash flow at any time prior to liquidation. Any such decrease would be limited to the extent of cash flow in excess of 25%. Station Hill currently owns four communities and is accounted for on the equity method of accounting and, therefore, our 25% equity interest is presented in "Loss on unconsolidated real estate joint ventures" in our consolidated statements of earnings.

The following are condensed balance sheets as of December 31, 2004 and 2003 and condensed statements of operations for the years ended December 31, 2004, 2003 and 2002 for Station Hill (in thousands). The balance sheets and statements of operations set forth below reflect the financial position and operations of Station Hill in its entirety, not just our interest in the joint venture.

	Balance Sheets
	2004	2003
Real estate assets, net	$67,533	$69,795
Cash and cash equivalents	631	690
Other assets	250	312
Total assets	$68,414	$70,797

Mortgages payable	$56,949	$57,870
Other liabilities	601	544
Partners' capital	10,864	12,383
Total liabilities and partners' capital	$68,414	$70,797

	Statements of Operations
	2004	2003	2002
Revenues	$9,165	$9,475	$9,927

Expenses:
Property operating	3,737	3,787	3,757
Depreciation and amortization	3,103	3,088	2,965
Interest	3,844	3,904	3,960
Total expenses	10,684	10,779	10,682

Net loss	$(1,519)	$(1,304)	$(755)

Prior to July 3, 2003, we owned a 29.78% interest in a joint venture named SZF, LLC, which owns substantially all of the interests in Coral Way, LLC, a limited liability company that is developing, through a third-party contractor, an apartment community in Miami, Florida. On July 3, 2003, we purchased our joint venture partner's 70.22% interest in SZF, LLC for $10.0 million in cash. The community consists of 323 apartment homes and approximately 17,500 square feet of office/retail space. The limited liability company also owns an adjacent piece of land. The construction costs are being funded through the equity that the joint venture contributed to the limited liability company and by a loan to that company from an unrelated third party. As a result of construction costs exceeding the construction loan amount, SZF, LLC has agreed to advance to Coral Way, LLC the amount required to fund such costs in excess of the construction loan. Certain affiliates of the developer of the apartment community have guaranteed the reimbursement of those costs to Coral Way, LLC and SZF, LLC. These advances accrue a preferential return at the rate of eleven percent (11%) per year to be paid from the distributions from the joint venture. The preferred return will not be recognized until the community has earnings or gains to fund such a return. As of December 31, 2004, we had advanced $12.7 million to SZF, LLC which, in turn, advanced such amounts to Coral Way, LLC. Prior to July 3, 2003, this joint venture was accounted for under the equity method of accounting and its balance sheet and income statement information was not material to our consolidated financial statements taken as a whole. As a result of the purchase of our joint venture partners' interest in SZF, LLC, the assets, liabilities and operating activities of this joint venture became consolidated into our financial statements. The community being developed by Coral Way, LLC, known as Summit Brickell View, was sold on December 21, 2004.

On August 12, 2003, we received notice of a suit filed by certain affiliates of Coral Way, LLC against us, Summit and the Management Company. One of the remedies demanded in the suit is termination of the guarantee agreements to which reference is made above. We believe that the allegations made in this suit are not supported by the facts and we intend to vigorously defend ourselves against this suit. If we are successful, the guarantee agreements will remain in place and the guarantors will remain obligated to reimburse Coral Way, LLC and SZF, LLC for the costs in excess of the construction loan.

In 2002, we entered into two separate joint ventures with a major financial services institution (the "investor member") to redevelop Summit Roosevelt and Summit Grand Parc, both located in Washington, D.C., in a manner to permit the use of federal rehabilitation income tax credits. The investor member contributed approximately $6.5 million for Summit Roosevelt and approximately $2.6 million for Summit Grand Parc in equity to fund a portion of the total estimated costs for the respective communities and will receive a preferred return on these capital investments and an annual asset management fee with respect to each community. The investor member's interests in the joint ventures are subject to put/call rights during the sixth and seventh years after the respective communities are placed in service. These joint ventures are consolidated into our financial statements.

We formerly owned a 50% interest in a joint venture that developed and operated an apartment community located in Atlanta, known as The Heights at Cheshire Bridge. This joint venture was accounted for under the equity method of accounting and its operating results are presented in "Loss on unconsolidated real estate joint ventures" in our consolidated statements of earnings. On September 27, 2002, the joint venture sold The Heights at Cheshire Bridge to an unrelated third party and the joint venture was dissolved. Upon dissolution, we recognized a gain of $5.0 million on the sale of the joint venture's assets.

5. PROPERTY MANAGEMENT AND RELATED PARTY TRANSACTIONS

In conjunction with our formation, construction and operating activities were transferred to Summit Management Company (the "Management Company") and Summit Apartment Builders, Inc. (the "Construction Company").

Third party apartment homes under management were 1,903 in 2004 and 2003 and 2,308 in 2002. The decrease from 2002 to 2003 is due to our purchase of Summit Brickell (405 apartment homes) during 2003. Summit Brickell was a fee-managed property prior to our acquisition of such community. Property management fees from third parties were $586,000 in 2004, $618,000 in 2003 and $787,000 in 2002.

In addition, the Management Company provided management services to apartment communities held by partnerships in which certain of our directors are general partners. The Management Company received management fees of $287,000 in 2004, $275,000 in 2003 and $252,000 in 2002 for the performance of such services.

6. NOTES PAYABLE

Notes payable, excluding fair value adjustments of hedged debt instruments and fair value adjustments of mortgages acquired during 2004, consist of the following (in thousands):

	Interest		Principal Outstanding
	Rate as of	Maturity	December 31,
	December 31, 2004	Date	2004	2003
Fixed Rate Debt
Mortgage Debt
Mortgage Loan	6.76%	10/15/2008	$132,989	$132,989
Mortgage Loan	4.86%	10/15/2008	40,000	-
Mortgage Loan	8.00%	9/1/2005	7,771	7,909
Mortgage Notes:
Summit Fair Lakes	7.82%	7/1/2010	48,340	48,340
Summit Doral	5.17%	4/1/2013	30,528	30,962
Summit Aventura	5.09%	7/1/2013	38,927	39,480
Summit Overlook	4.70%	8/1/2013	22,543	22,889
Summit Russett	4.17%	12/31/2009	50,000	50,000
Summit Ashburn Farm	4.69%	4/1/2011	16,477	-
Summit Crest	4.63%	4/1/2011	27,500	-
Summit South End Square	4.91%	10/1/2010	25,242	-
Summit Stonecrest	4.18%	9/1/2012	19,620	-
Summit Doral Villas	6.82%	1/1/2011	22,047	-
Total Mortgage Debt			481,984	332,569

Unsecured Notes:
Medium-Term Notes	8.04%	11/17/2005	25,000	25,000
Medium-Term Notes	7.04%	5/9/2006	25,000	25,000
Medium-Term Notes	7.59%	3/16/2009	25,000	25,000
Medium-Term Notes	8.50%	7/19/2010	10,000	10,000
Medium-Term Notes	7.70%	5/9/2011	35,000	35,000
Notes	7.20%	8/15/2007	50,000	50,000
Unsecured notes paid in 2004			-	50,000
Total Unsecured Notes			170,000	220,000
Total Fixed Rate Debt			651,984	552,569

Variable Rate Debt
Credit facility	Ref Bill + 58 bps	7/27/2008	95,900	119,000
Construction loan	LIBOR + 207.5 bps	6/1/2004	-	33,345
Summit Foxcroft mortgage note	LIBOR + 170 bps	7/1/2005	6,900	6,900
Tax-exempt bonds paid in 2004			-	10,345
Total Variable Rate Debt			102,800	169,590
Total Outstanding Indebtedness on notes payable			$754,784	$722,159

Fixed Rate Mortgage Loans — The 6.76% mortgage loan requires monthly interest payments only with a balloon payment due at maturity in October 2008. The 4.86% mortgage loan requires monthly interest payments only with a balloon payment due at maturity in October 2008. The 8.00% mortgage loan requires monthly principal and interest payments on a 30-year amortization schedule with a balloon payment due at maturity in September 2005.

Fixed Rate Mortgage Notes — The fixed rate mortgage notes bear interest at fixed rates ranging from 4.17% to 7.82% and require either monthly interest payments only or monthly interest and principal payments over the lives of the notes which have maturities that range from the year 2009 to 2013. The weighted average interest rate and debt maturity as of December 31, 2004 for these mortgage notes were 5.36% and 7.3 years.

Medium-Term Notes — On April 20, 2000, the Operating Partnership commenced a new program for the sale of up to $250.0 million aggregate principal amount of medium-term notes ("MTNs"), due nine months or more from the date of issuance. We had notes with an aggregate principal amount of $95.0 million outstanding in connection with this MTN program as of December 31, 2004.

On May 29, 1998, the Operating Partnership established a program for the sale of up to $95.0 million aggregate principal amount of MTNs due nine months or more from the date of issuance. We had MTNs with an aggregate principal amount of $25.0 million outstanding in connection with this MTN program as of December 31, 2004. As a result of the commencement of the $250.0 million MTN program, we cannot issue any additional notes under the $95.0 million MTN program.

The MTNs require that we comply with certain affirmative, negative and financial covenants. We were in compliance with these covenants as of December 31, 2004.

Unsecured Notes — The unsecured notes consist of $50.0 million of notes due in 2007. The unsecured notes require semi-annual interest payments until the end of the respective terms. The unsecured notes require that we comply with certain affirmative, negative and financial covenants. We were in compliance with these covenants as of December 31, 2004.

All of the medium-term notes and unsecured notes require quarterly interest-only payments.

Credit Facilities — On July 28, 2003, we obtained a secured credit facility with a total current commitment of $290.0 million. We have the ability to increase this commitment and availability pursuant to the terms of the credit agreement. The secured credit facility replaced our then-existing $225.0 million unsecured credit facility and provides funds for new development, acquisitions and general working capital purposes. This facility is secured by eleven of our communities (Summit Brookwood, Summit Governor's Village, Summit Grandview, Summit Lake, Summit Lansdowne, Summit Peachtree City, Summit Portofino, Summit Sedgebrook, Summit Shiloh, Summit Stockbridge and Summit Sweetwater) and matures in July 2008. As described in the credit agreement, loans under the credit facility are limited subject to debt service coverage and loan to value ratios and bear interest at the Reference Bill Index Rate (defined as the money market yield for the Reference Bills as established by the most recent Reference Bill auction conducted by Freddie Mac) plus 58 to 91 basis points depending on the level of debt service coverage. The outstanding balance of the credit facility was $95.9 million and the interest rate was 2.85% as of December 31, 2004. There was $194.1 million available under this facility as of December 31, 2004. The secured credit facility was repaid by Camden in connection with the Merger (see note 22).

The credit facilities had an average interest rate of 1.90% in 2004, 1.99% in 2003 and 2.69% in 2002 and an average balance outstanding of $165.4 million in 2004, $136.8 million in 2003 and $135.9 million in 2002. In addition, the maximum outstanding principal amount was $249.9 million in 2004, $185.2 million in 2003 and $175.0 million in 2002.

On July 28, 2003, we obtained an unsecured letter of credit facility, which matures in July 2008 and has a total commitment of $20.0 million. The letters of credit issued under this facility will serve as collateral for performance on contracts and as credit guarantees to banks and insurers. As of December 31, 2004, there were $9.0 million of letters of credit outstanding under this facility.

Construction Loan - Concurrent with the purchase of our joint venture partner's equity interest in SZF, LLC in July 2003 (see Note 4), we consolidated the construction loan related to the community that is being developed by such joint venture. We repaid the construction loan on January 30, 2004. The construction loan had a total commitment of $45.0 million, bore interest at LIBOR plus 207.5 basis points and was to mature in June 2004.

Variable Rate Mortgage Note - The variable rate mortgage note requires interest only payments until its maturity on July 1, 2005. We have two one-year extension options available to us under the variable rate mortgage note.

Real estate assets of 31 communities with a net book value of $804.4 million serve as collateral for the various secured debt agreements.

The aggregate maturities of all debt (excluding fair value adjustments of communities acquired and hedged debt instruments) for each of the years ending December 31 are as follows (in thousands):

		Fixed Rate	Variable	Secured
	Fixed Rate	Unsecured	Rate Mortgage	Credit
	Mortgages	Notes	Note	Facility	Total

2005	$11,205	$25,000	$6,900	$-	$43,105
2006	3,723	25,000	-	-	28,723
2007	3,963	50,000	-	-	53,963
2008	177,129	-	-	-	177,129
2009	51,356	25,000	-	-	76,356
Thereafter	234,608	45,000	-	95,900	375,508
Total	$481,984	$170,000	$6,900	$95,900	$754,784

In connection with the Merger, the Operating Partnership repaid the unsecured credit facility (which was to mature in 2008) using proceeds received from a $500 million intercompany line of credit from Camden Summit. This line of credit bears interest at 6%, is secured by the same eleven communities which secured the credit facility and has a ten-year term. Therefore, it has been included in the "thereafter" column above.

7. ACQUISITIONS AND DISPOSITIONS

During the year ended December 31, 2004, we acquired six communities with a total of 1,581 apartment homes (Summit Stonecrest, Summit South End Square, Summit Doral Villas, Summit Midtown, Summit Fallsgrove and Charlotte Cotton Mills). On May 27, 2004, we acquired Summit Stonecrest, located in Charlotte, North Carolina (306 apartment homes), for $28.0 million. Consideration paid for this community was cash of $9.6 million and the assumption of a $19.7 million mortgage (which had a fair market value of $18.4 million on the date of purchase). On June 14, 2004, we purchased Summit South End Square (299 apartment homes), also located in Charlotte, for $33.5 million in cash. On September 2, 2004, we acquired Summit Doral Villas, located in Miami, Florida (232 apartment homes), for $43.3 million. Consideration paid for Summit Doral Villas was cash of $18.4 million and the assumption of a $22.1 million mortgage (which had a fair value of $24.9 million on the date of acquisition). On September 30, 2004, we acquired Summit Midtown, located in Atlanta, Georgia (296 apartment homes), for $44.8 million in cash. On October 14, 2004, we acquired Summit Fallsgrove, located in Rockville, Maryland (268 apartment homes) for $54.5 million in cash. On November 28, 2004, we acquired Charlotte Cotton Mills, located in Charlotte, North Carolina (180 apartment homes) for $23.8 million in cash. The purchase prices have been allocated based on estimated fair values at the date of acquisition. This allocation resulted in less than 2.5% of the total purchase price being allocated to each of the community's intangible assets.

During the year ended December 31, 2004, we sold ten communities comprising 2,659 apartment homes for an aggregate sales price of $349.4 million, resulting in an aggregate gain on sale of $164.5 million. The ten communities sold were the former Summit Fair Oaks, Summit Highland, Summit Square, Summit Belmont, Summit Reston, Summit Glen, Summit Del Ray, Summit Brickell View, Summit Crossing and Summit Norcroft. Net proceeds from eight of the ten communities, equaling $242.1 million, were placed in escrow with a qualified intermediary in accordance with like-kind exchange income tax rules and regulations. The disposition of these ten communities was the result of our capital-recycling strategy to sell older communities in certain non-core neighborhoods in our markets and redeploy the resulting proceeds into newer communities in select neighborhoods within our markets. We also sold two parcels of land during 2004. One parcel was located at the community formerly known as Summit Square and one was located at Summit Aventura.

During the year ended December 31, 2003, we purchased two communities. On December 31, 2003, we purchased Summit Lansdowne, located in Loudon County, Virginia for $99.2 million. Summit Lansdowne contains 690 apartment homes and was approximately 89% leased as of December 31, 2003. The purchase price has been allocated based on estimated fair values at the date of acquisition. This allocation resulted in less than 3.0% of the total purchase price being allocated to the community's intangible assets.

On May 6, 2003, the Operating Partnership purchased certain assets of Brickell Grand, Inc. ("Brickell Grand"), including the community known as Summit Brickell and a note receivable from the developer, for $59.4 million. Summit Brickell is located in Miami, Florida and contains 405 apartment homes and approximately 18,000 square feet of retail space. Summit Brickell's apartment homes were 75% leased at the date of acquisition. The retail space was 56.6% leased. The purchase price has been allocated based on estimated fair values at the date of acquisition. This allocation resulted in less than 2.0% of the total purchase price being allocated to the community's intangible assets and liabilities.

The developer of Summit Brickell is entitled to receive bonus payments based on the operating performance of the community during any period of six months selected by the developer and ending no later than December 31, 2005. Such bonus payments will be applied to reduce amounts owed from the developer under the note receivable. Any unpaid amounts under the note receivable are due and payable on February 15, 2006.

At the time of purchase, Summit Brickell was subject to a $4.1 million claim of construction lien filed by the general contractor, Bovis Lend Lease, Inc. ("Bovis"). Bovis sought to enforce this claim of lien against Brickell Grand in a suit filed on October 18, 2002. In addition, in mid-2003, two subcontractors of Bovis, Commercial Interior Contractors Corp. and RC Aluminum Industries, Inc., also filed separate suits against Brickell Grand and Bovis, among other named parties, to enforce claims of construction lien in the aggregate amount of approximately $300,000, which suits were either dismissed or settled during 2003. As the current owner of Summit Brickell, which property is subject to these claims of lien, we have taken steps to defend against the claims of liens and related litigation. We have several potential counterclaims to challenge and defend against these suits which we intend to pursue vigorously. We currently have accrued an amount which is our best estimate as of December 31, 2004 of what we believe we will be liable to pay based on the related contract as well as change orders. Any amount above or below this estimate would be treated as a cost of or a reduction of the acquisition amount of Summit Brickell.

The following summary of selected unaudited pro forma results of operations presents information as if the purchase of all communities acquired during 2004 and 2003 had occurred at the beginning of each period presented. The pro forma information is provided for informational purposes only and is not indicative of results that would have occurred or which may occur in the future (in thousands, except per share amounts):

	2004	2003	2002
Total revenues	$154,134	$134,789	$102,076
Income (loss) from continuing operations	$(17,499)	$(10,401)	$9,010
Net income	$135,246	$12,912	$88,133

Per share information:
Net income (loss) from continuing operations- basic and diluted	$(0.56)	$(0.38)	$0.33
Net income -- basic	$4.30	$0.47	$3.22
Net income -- diluted	$4.30	$0.47	$3.20

During the year ended December 31, 2003, we sold eight communities comprising 2,927 apartment homes for an aggregate sales price of $215.2 million, resulting in an aggregate gain on sale of $18.8 million for seven of the communities and an impairment charge of $0.8 million for one of the communities. The aggregate carrying value of real estate assets sold was $192.7 million. Net proceeds from four of the eight communities, equaling $51.5 million, were placed in escrow with a qualified intermediary in accordance with like-kind exchange income tax rules and regulations. These proceeds have been fully reinvested in qualified like-kind property during the required time period. The eight communities sold were the former Summit Fairways, Summit Turtle Rock, Summit Arboretum, Summit Las Palmas, Summit Camino Real, Summit San Raphael, Summit Buena Vista and Summit Belcourt. All of these communities were located outside of our five markets. With the exception of Summit Fairways, all of these communities were located in Texas and we have completed our exit of the Texas market.

During the year ended December 31, 2002, we sold eight communities comprising 2,399 apartment homes for an aggregate sales price of $211.8 million, resulting in an aggregate net gain on sale of $78.7 million. The aggregate carrying value of real estate assets sold was $122.4 million. Net proceeds from four of the eight communities, equaling $107.4 million, were placed in escrow with a qualified intermediary in accordance with like-kind exchange income tax rules and regulations. These proceeds were fully reinvested in qualified like-kind property during the required time period. The eight communities sold were the former Summit Breckenridge, Summit New Albany, Summit Pike Creek, Summit Mayfaire, Summit Meadow, Summit Stonefield, Summit Sand Lake and Summit Windsor. For the most part, these communities were located outside of our markets. The disposition of Summit Breckenridge, Summit New Albany and Summit Pike Creek completed our exit of the Richmond, Virginia, Columbus, Ohio and Wilmington, Delaware markets.

During the year ended December 31, 2002, a joint venture in which we held a 50% interest, sold a community known as The Heights at Cheshire Bridge to an unrelated third party and the joint venture was dissolved (see Note 4).

During 2002, we acquired Summit San Raphael for $17.7 million. We sold Summit San Raphael during 2003 as part of our strategic exit of the Texas market.

In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," net income and gain on disposition of real estate for communities sold or considered held for sale after December 31, 2001 are reflected in our consolidated statements of earnings as "discontinued operations" for all periods presented. In addition, we have separately reflected the assets and liabilities of these communities as "Net real estate assets - assets held for sale," "Other assets - assets held for sale" and "Notes payable and other liabilities - assets held for sale" in our consolidated balance sheets for all periods presented.

Below is a summary of discontinued operations for the ten communities sold during 2004, the eight communities sold during 2003 and for seven of the eight communities sold during the year ended December 31, 2002 (in thousands). The eighth community sold during the year ended December 31, 2002 was considered held for sale prior to December 31, 2001 and, therefore, is included in income from continuing operations in accordance with SFAS No. 144. In addition, the summary below includes Summit Lenox, which was considered held for sale as of December 31, 2004.

	Year Ended December 31,
Property revenues:	2004	2003	2002
Rental revenues	$20,020	$44,336	$68,805
Other property revenue	1,899	3,162	4,886
Total property revenues	21,919	47,498	73,691
Property operating expenses	8,904	18,747	25,828
Depreciation	3,549	9,907	16,043
Interest and amortization	300	4,133	7,092
Income from discontinued operations before gain on disposition of discontinued operations, impairment loss on discontinued operations
and loss from early extinguishment of debt associated with asset sales	9,166	14,711	24,728
Gain on disposition of discontinued operations	166,633	18,820	64,907
Impairment loss on discontinued operations	(6,807)	(759)	-
Loss from early extinguishment of debt associated with asset sales	-	(6,522)	(311)
Income from discontinued operations before minority interest	168,992	26,250	89,324
Minority interest of common unitholders in Operating partnership	(16,247)	(2,937)	(10,201)
Total discontinued operations	$152,745	$23,313	$79,123

During the year ended December 31, 2004, we recorded a $6.8 million impairment charge on Summit Lenox, which was considered held for sale as of December 31, 2004. Summit Lenox is reflected in discontinued operations as of December 31, 2004.

8. SEGMENT REPORTING

We develop, acquire, and operate primarily luxury apartment communities. We evaluate the performance of each of our communities on an individual basis. However, due to the similarities of our communities and their similar economic characteristics as exhibited through similar long-term financial performance, our communities have been aggregated into one reportable segment as allowed in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." In addition to GAAP measures included in our consolidated statements of earnings, our chief operating decision makers evaluate the financial performance of each community using a financial measure entitled property operating income. Each community's performance is assessed based on growth of or decline of property operating income, which is defined as rental and other property revenues less property operating and maintenance expense.

Below is a reconciliation of property operating income to net income:

	Year Ended December 31,
	2004	2003	2002

Total property revenue	$164,805	$160,325	$173,479
Property operating and maintenance expense
(inclusive of real estate taxes and insurance)	56,197	56,749	57,561
Property operating income	108,608	103,576	115,918

Depreciation and amortization expense (continuing
and discontinued operations)	46,254	40,369	40,273
Interest and amortization of deferred financing costs
(continuing and discontinued operations)	33,232	33,245	35,791
Gain on sale of real estate assets (continuing and
discontinued operations)	166,633	18,893	78,738
Impairment loss on discontinued operations	6,807	759	-
Subtotal - reportable segment	188,948	48,096	118,592

All other	(50,235)	(31,765)	(26,904)

Net income	$138,713	$16,331	$91,688

Below is a reconciliation of total reportable segment revenues and expenses to consolidated revenues and expenses:

	Year Ended December 31,
	2004	2003	2002

Total property revenue	$164,805	$160,325	$173,479
Total property revenue included in discontinued operations	(21,919)	(47,498)	(73,691)
Total property revenue included in continuing operations	142,886	112,827	99,788
Management fees - third party communities	586	618	787
Total revenues	$143,472	$113,445	$100,575

Total property operating expenses	$56,197	$56,749	$57,561
Total property operating expenses included in discontinued operations	(8,904)	(18,747)	(25,828)
Total property operating expenses included in continuing operations	47,293	38,002	31,733
Depreciation and amortization	42,705	30,462	24,230
All other	31,405	12,853	10,759
Total operating expenses	$121,403	$81,317	$66,722

9. MINORITY INTEREST

Minority interests of common unitholders consist of the following as of December 31, 2004 and 2003 (in thousands):
	2004	2003
Minority interest of common unitholders in Operating Partnership	$59,105	$50,255
Minority interest in four operating communities (1)	7,420	7,469
Total minority interests of common unitholders	$66,525	$57,724

(1) Represents Summit Foxcroft, which is held by a partnership in which we are a 75% managing general partner, Coral Way, LLC, of which 0.007% is owned by an affiliate of the developer (see Note 4) and minority interests related to two joint ventures with a major financial services institution involving federal rehabilitation income tax credits (see Note 4).

As of December 31, 2004, there were 34,890,686 common units outstanding, of which 31,547,682, or 90.4%, were owned by Summit and 3,343,004, or 9.6%, were owned by other partners (including certain of our directors).

Prior to the Merger, under certain circumstances, if the holders of common units requested redemption of their units, the Operating Partnership may have elected to have us issue shares of our common stock in exchange for those common units on a one-for-one basis (subject to adjustment), or we may have purchased those common units for cash. We issued 60,881 shares of common stock valued at $885,000 in exchange for common units owned by other partners on a one-for-one basis during 2004. The shares exchanged were valued based upon the market price per share of our common stock on the date of the exchange. We issued 140,581 shares of common stock valued at $2.0 million in exchange for common units owned by other partners on a one-for-one basis during 2003. We issued 13,658 shares of common stock valued at $285,000 in exchange for common units owned by other partners on a one-for-one basis during 2002.

10. INCOME TAXES

We have elected to be taxed as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. REITs are subject to a number of organizational and operational requirements, including a requirement that 90% of ordinary taxable income be distributed. As a REIT, we generally will not be subject to federal income tax on net income to the extent that taxable income is distributed. Accordingly, no provision has been made for federal and state income taxes in the accompanying consolidated financial statements.

SFAS No. 109, "Accounting for Income Taxes," requires a public enterprise to disclose the aggregate difference in the basis of its net assets for financial and tax reporting purposes. The carrying value reported in our consolidated financial statements exceeded the tax basis by $427.6 million as of December 31, 2004.

A reconciliation of net income as reported for financial reporting purposes to taxable income available to common stockholders for the year ended December 31, 2004 is as follows (in thousands):

Year Ended
December 31,
2004
Net income before minority interest of common unitholders in Operating Partnership and
dividends to preferred unitholders in Operating Partnership	$159,733
Excess of financial reporting depreciation over tax depreciation	3,193
Excess of financial gain on sale of real estate assets over taxable gain	(150,723)
Other	3,963
Taxable income of the Operating Partnership	16,166
Less: Taxable income allocated to preferred unitholders in Operating Partnership	(4,813)
Less: Taxable income allocated to common unitholders in Operating Partnership	(705)
Operating Partnership income allocated to Summit	10,648
Section 754 depreciation	(434)
Taxable income available to common stockholders	$10,214

The Management Company is a Taxable REIT Subsidiary. The deferred tax assets and net operating loss have a full valuation allowance and are immaterial to the accompanying consolidated financial statements.

A schedule of per share dividends and distributions paid during the year ended December 31, 2004, to be reported by stockholders, is set forth in the following table:

	Amount	Percentage
Ordinary income	$0.88	65.2%
Return of capital	0.27	20.0%
20% Long-term capital gain	0.13	9.6%
Unrecaptured Sec. 1250 gain	0.07	5.2%
Total dividend/distribution per share	$1.35	100.0%

11. NOTES RECEIVABLE FROM EMPLOYEES

Our Board of Directors approved, and we instituted, a loan program. Issuances of new loans were terminated as a result of recent legislation. Under the terms of the loan program, we lent amounts to certain of our executive officers and other qualified employees to (a) finance the purchase of our common stock on the open market at then-current market prices, (b) finance the payment of the exercise price of one or more stock options to purchase shares of our common stock, or (c) finance the annual tax liability or other expenses of an executive officer related to the vesting of shares of common stock which constitute a portion of a restricted stock award granted to the executive officer. The relevant officer or employee has executed a promissory note and security agreement related to each loan extended. Each outstanding note bears interest at a rate established on the date of the note, is full recourse to the officers and employees and is collateralized by the shares of common stock which are the subject of the loans. If the market price of the common stock falls materially below the price at which the shares of stock were purchased, the proceeds of the sale of the common stock may not be sufficient to repay the loan. As of December 31, 2004, we had employee loans receivable in the amount of $8.0 million which were collateralized by 382,661 shares of our common stock valued at $12.5 million. We had employee loans receivable in the amount of $17.4 million as of December 31, 2003.

12. COMMITMENTS AND CONTINGENCIES

The estimated cost to complete the five development projects currently under construction was $116.0 million as of December 31, 2004. Anticipated construction completion dates of the projects range from the first quarter of 2005 to the fourth quarter of 2006.

As collateral for performance on contracts and as credit guarantees to banks and insurers, we were contingently liable under standby letters of credit in the aggregate amount of $9.0 million as of December 31, 2004.

On December 22, 2004, the Operating Partnership gave notice to the holder of its Series C Perpetual Preferred Units of its intention to redeem all 2.2 million of the units on or about January 21, 2005 for cash of $25.00 per unit. The notice was irrevocable and, therefore, the Series C preferred units have been included as a liability in our consolidated balance sheet as of December 31, 2004. The Series C preferred units were redeemed on January 21, 2005.

Currently, we are the developer for one apartment community which is owned by a third party. Under our development and other related agreements, we have guaranteed certain aspects relating to the construction, lease-up and management of that apartment community. We have also committed to fund certain development cost overruns, if any, and lease-up losses. We have evaluated our commitments and obligations under these agreements and determined that an accrual or charge is not necessary as the overall development economics are profitable. We began marketing and leasing activities in the first quarter of 2005 and believe that the construction will be completed during the second quarter of 2005. Additionally, a former executive officer responsible for the development of this community also entered into a personal guarantee related to the due, prompt and complete performance of certain specific obligations related to the development of this property.

We carry terrorism insurance on all communities. The terrorism insurance is subject to coverage limitations, which we believe are commercially reasonable. No assurance can be given that material losses in excess of insurance proceeds will not occur in the future, or that insurance coverage for acts of terrorism will be available in the future.

We are subject to a variety of claims and suits that arise in the ordinary course of business, including actions with respect to contracts and cases in which claims have been brought against us by current and former employees, residents, independent contractors and vendors. While the resolution of these matters cannot be predicted with certainty, we believe that the final outcome of such matters will not be material to our financial position or results of operations. If we determine that a loss is probable to occur, the estimated amount of that loss would be recorded in the financial statements.

On October 6, 2004, a purported class action complaint was filed by an alleged Summit stockholder. The defendants named were Camden, Summit and each member of the board of directors of Summit and alleged that the Merger and the acts of the Summit directors constituted a breach of the Summit Defendants' fiduciary duties to Summit. On March 10, 2005, the parties to the action agreed on and executed a binding memorandum of understanding setting forth the terms of a settlement of the litigation under which the defendants admit to no wrongdoing or fault. The memorandum of understanding contemplates a dismissal of all claims with prejudice and a release in favor of all defendants of any and all claims related to the Merger. The memorandum and the settlement will be subject to customary conditions, including final court approval of the settlement. If conditions are satisfied, subject to final court approval, the plaintiff's counsel will seek and Camden, as successor to Summit, will pay an amount not to exceed in the aggregate $383,000.

We are a party to a number of agreements and contracts pursuant to which we may be obligated to indemnify the other party with respect to certain matters. Typically, these obligations arise in contracts into which we enter, under which we customarily agree to hold the other party harmless against certain losses arising from breaches of representations, warranties and/or covenants related to such matters as, among others, title to assets, specified environmental matters, qualification to do business, due organization, non-compliance with restrictive covenants, laws, rules and regulations, maintenance of insurance and payment of tax bills due and owing. Additionally, with respect to retail and office lease agreements we enter into as landlord, we may also indemnify the other party against damages caused by our willful misconduct or negligence associated with the operation and management of the building. Although no assurances can be made, we believe that if we were to incur a loss in any of these matters, such loss should not have a material effect on our financial condition or results of operations. Historically, payments made with regard to these agreements have not had a material effect on our financial condition or results of operations.

We rent office space in several locations. Rental expense amounted to $199,000 in 2004, $306,000 in 2003 and $271,000 in 2002. Future minimum rental payments to be made for those operating leases that have initial or remaining non-cancelable lease terms in excess of one year are as follows (in thousands):

Years Ending December 31,
2005	$154
2006	155
2007	156
2008	129
2009	101
Thereafter	59
Total	$754

We had employment agreements (which were assumed by Camden in the Merger) with two of our former executive officers, both of whom resigned from such executive positions, but who remain as employees and have agreed to provide various services to us from time to time through December 31, 2011. Each employment agreement entitles the former officers a base salary aggregating up to $2.1 million over the period from July 1, 2001 to December 31, 2011 (beginning with calendar year 2002, up to $200,000 on an annual basis). Each employment agreement provided each former officer with the right to participate in our life insurance plan as well as office space, information systems support and administrative support for the remainder of each employee's life, and participation in our health and dental insurance plans until the last to die of the employee or such employee's spouse. Either party can terminate the employment agreements effective 20 business days after written notice is given. The full base salary amount due shall be payable through 2011 whether or not the agreements are terminated earlier in accordance with their terms. We amended the employment agreements, effective July 1, 2004. The amendments provide for additional payments to the former executives and eliminate the provision to provide office space, information systems support and administrative support. The additional annual payments are $100,000 for one of the former executive officers and $70,000 to the other former executive officer and each is subject to a yearly increase based on the Consumer Price Index. We have recorded a one-time non-cash charge of $1.5 million in our results for the year ended December 31, 2004 which represents the net present value of the additional payments described above which will be provided to the former executive officers after their employment term in the agreements.

We had employment agreements with all of our executive officers. The employment agreement for one of our executive officers provided for the payment of severance benefits which generally provided for the payment of the executive officer's annual base salary for a period ending on the later of July 1, 2004 or the first anniversary of the termination date of such executive officer's employment. In addition, most of the executive officers had severance agreements that provided for the payment of severance benefits of up to three times such officer's annual base salary and cash bonus in the event of the termination of the officer's employment under certain circumstances following certain "change in control" or "combination transactions" involving a consolidation or merger. The benefits payable under the terms of the severance agreements were subject to reduction by the amount of any severance benefits that may be payable under applicable employment agreements. All such severance amounts were paid in connection with the Merger (see Note 22).

We were obligated to redeem each operating partnership common unit at the request of the holder for cash equal to the fair market value of one share of our common stock, except that the Operating Partnership could have elected to cause us to acquire each common unit presented for redemption for one share of our common stock (subject to adjustment).

13. EMPLOYEE BENEFIT PLANS

Profit Sharing Plan

We had a defined contribution plan pursuant to Section 401(k) of the Internal Revenue Code. Employees were eligible to contribute to the plan beginning on the first day of the second calendar quarter after they are employed. Our matching contributions begin on the same date as the employee's contributions and were equal to one-half of each employee's contribution up to a maximum of 3% of each employee's compensation. We made aggregate contributions of $390,000 in 2004, $335,000 in 2003 and $376,000 in 2002.

Stock Option Plan

In 1994, we established the 1994 Stock Option and Incentive Plan under which 1.0 million shares of our common stock were reserved for issuance. The incentive plan was amended and restated in 1998 to, among other things, increase the number of shares reserved for issuance from 1.0 million to 3.0 million shares. The plan provided that the option price shall not be less than the fair market value of the shares at the date of grant. The options had ten-year lives and vested in three or five annual installments on the anniversaries of the date of grant, except for shares granted to our independent directors, which vested on the date of grant. Through December 31, 2002, we applied APB Opinion No. 25 and related interpretations in accounting for our stock options. Accordingly, no compensation cost has been recognized for our stock options granted during the year ended December 31, 2002. Effective January 1, 2003, we adopted the fair value recognition provisions of SFAS No. 123 prospectively to all stock options granted after January 1, 2003 as allowed by SFAS No. 148 (see Note 3).

A summary of changes in our common stock options for the three years ended December 31, 2004 is as follows:

		Weighted Average
	Options	Exercise Price

Outstanding at December 31, 2001	1,464,607	$19.43
Granted to employees and directors	745,000	22.01
Exercised	(121,600)	18.44
Forfeited	(69,075)	19.15
Outstanding at December 31, 2002	2,018,932	20.45
Granted to employees and directors	35,000	20.45
Exercised	(167,132)	20.18
Forfeited	(108,000)	18.20
Outstanding at December 31, 2003	1,778,800	20.50
Granted to employees and directors	48,000	23.31
Exercised	(137,083)	21.54
Forfeited	(61,900)	24.32
Cash settled	(1,161,072)	20.68
Outstanding at December 31, 2004	466,745	$19.54

Exercise prices for options outstanding as of December 31, 2004 ranged from $16.50 to $24.56 per option. The weighted average remaining contractual life of those options is 5.6 years.

Options to purchase 446,000, 1,165,050 and 1,003,733 shares of common stock were exercisable as of December 31, 2004, 2003 and 2002, respectively. The weighted average exercise price for the shares exercisable as of December 31, 2004, 2003 and 2002 was $19.30, $19.60 and $19.11, respectively.

The fair value of options granted in 2004 was $2.76 per share and was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of 6.53%, expected volatility of 25.0%, risk-free interest rate of 3.45% and expected lives of 5.9 years.

The fair value of options granted in 2003 was $1.05 per share and was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of 8.25%, expected volatility of 20.2%, risk-free interest rate of 2.7% and expected lives of 6.1 years.

The fair value of options granted in 2002 was $1.89 per share and was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of 7.51%, expected volatility of 20.2%, risk-free interest rate of 4.71% and expected lives of 5.4 years.

On December 17, 2004, our Board of Directors approved (i) the acceleration of the vesting of certain stock options held by certain of our executive officers and (ii) the right to receive a lump sum cash payment in exchange for the cancellation of certain vested and unvested stock options held by such executive officers. The unvested options would have become otherwise fully exercisable in connection with the closing of the Merger with Camden. The cash settlement of these options was $14.2 million. See the "Stock-Based Compensation" section of Note 3 above for further information.

In addition, the stock option and incentive plan provided for the grant of stock, either restricted or unrestricted, to employees. During the year ended December 31, 2004, we issued 40,063 shares of unrestricted stock valued at $881,000 to employees under Summit's 1994 Stock Option and Incentive Plan. These shares were issued pursuant to stock award agreements entered into with certain employees dated February 6, 2002 (the "2002 Stock Grants") and represent 20% of the total shares of common stock that could have been received by these employees under the stock award agreements. During the year ended December 31, 2003, we issued 33,342 shares of unrestricted stock valued at $660,000 to employees under the 2002 Stock Grants. These shares represent 15% of the total shares of common stock that could have been received by these employees under the stock award agreements. The remaining shares became fully vested on February 28, 2005 in connection with the Camden merger. All grantees were given the option to elect to receive cash or a combination of cash or Camden stock in connection with the accelerated vesting of the 2002 Grants. Summit granted an additional 12,000 shares of restricted stock to one executive officer under this plan in 2004. The market value of the restricted stock granted was $275,000, of which 9,600 shares valued at $250,000 were cash settled in connection with the merger. We granted 1,068 shares of restricted stock under this plan in 2003. The market value of the restricted stock granted in 2003 was $23,000. We granted 1,773 shares of restricted stock under this plan in 2002. The market value of the restricted stock granted in 2002 totaled $35,000 and was recorded as unamortized restricted stock compensation.

Employees surrendered 32,549 shares of stock during the year ended December 31, 2004 to satisfy the personal income tax liability related to stock grants. Employees surrendered 12,589 shares of stock during the year ended December 31, 2003 to satisfy the personal income tax liability related to the 2002 Stock Grants and an additional 14,763 shares during the year ended December 31, 2003 to satisfy the personal income tax liability related to shares of restricted stock granted prior to January 1, 2003 which vested during the current period. During 2002, 6,046 shares of restricted stock were surrendered by grantees to satisfy the income tax liability related to the stock grants.

On January 2, 2004, we issued 27,982 shares of restricted stock valued at $658,000 pursuant to its 2001 Performance Stock Award Plan. One-half of these shares, valued at $329,000, vested on January 2, 2004. One-half of the remaining shares vested on January 2, 2005 and the remaining one-half of the shares became exercisable on February 28, 2005, the date of the closing of the Merger. The grantees were given the option of receiving either cash or a combination of cash and Camden common shares.

On December 17, 2004, our Board of Directors approved (i) the acceleration of the vesting of certain shares of restricted stock and performance-based stock awards described above and (ii) the right to receive a lump sum cash payment in exchange for the cancellation of certain of those shares by certain Summit executive officers. The unvested restricted stock and performance-based stock awards would have become otherwise fully vested in connection with the closing of the Merger. The amount of the cash payout related to these shares of restricted stock and performance-based stock awards was $3.3 million. See the "Stock-Based Compensation" section of Note 3 above for further information.

Employee Stock Purchase Plan

In 1996, we established a non-qualified employee stock purchase plan ("ESPP"), which allowed our employees to purchase up to $25,000 of common stock per year. The price of the shares of the common stock purchased was the lesser of 85% of the closing price of such shares either on (a) the first day of each six-month purchase period, or (b) the last day of each six month purchase period. Transactions under the ESPP were suspended effective July 2, 2002.

There were 13,933 shares issued under the plan in 2002. The market value of these shares was $341,000. Through December 31, 2002, we applied APB Opinion No. 25 and related interpretations in accounting for our stock options and ESPP. No compensation cost has been recognized for our stock options granted or shares issued under the ESPP during the year ended December 31, 2002 in accordance with APB No. 25. Effective January 1, 2003, we adopted the fair value recognition provisions of SFAS No. 123 prospectively to all stock options granted, modified, or settled after January 1, 2003. Refer to the table in Note 3 which reflects the effect on income available to common unitholders and earnings per common unit had the fair value based method been applied to all options granted in each year.

14. PREFERRED UNITS

On September 18, 2003, the Operating Partnership redeemed all 3.4 million preferred units of limited partnership interest designated as 8.95% Series B Cumulative Redeemable Perpetual Preferred Units for cash in the amount of $25.20 per unit plus all unpaid distributions through the redemption date. These preferred units were redeemable for cash, or at our option, shares of our 8.95% Series B Cumulative Redeemable Perpetual Preferred Stock, or a combination of cash and shares of our 8.95% Series B Cumulative Redeemable Perpetual Preferred Stock. Holders of the Series B preferred units had the right to exchange these preferred units for shares of our Series B preferred stock on a one-for-one basis, subject to adjustment: (a) on or after April 29, 2009, (b) if full quarterly distributions were not made for six quarters, or (c) upon the occurrence of specified events related to the Operating Partnership's treatment or the treatment of the preferred units for federal income tax purposes. As a result of the redemption, the excess of the redemption amount over the carrying amount of the units, which totals approximately $3.0 million in the aggregate, has reduced net income for the year ended December 31, 2003. This is consistent with the SEC's staff announcement on July 31, 2003 that provided clarification to Emerging Issues Task Force ("EITF") Topic D-42, "The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock." Distributions on the Series B preferred units were cumulative from the date of original issuance and were payable quarterly at the rate of 8.95% per year of the $25.00 original capital contribution. We made distributions to the holders of the Series B preferred units in the aggregate amount of $5.5 million during the year ended December 31, 2003 and $7.6 million during the year ended December 31, 2002.

As of December 31, 2004, the Operating Partnership had outstanding 2.2 million preferred units of limited partnership interest designated as 8.75% Series C Cumulative Redeemable Perpetual Preferred Units. The preferred units became redeemable on September 3, 2004 for cash at a redemption price equal to the holder's capital account. The holder of the Series C preferred units had the right to exchange these preferred units for shares of our Series C preferred stock on a one-for-one basis, subject to adjustment: (a) on or after September 3, 2009, (b) if full quarterly distributions are not made for six quarters, (c) upon the occurrence of specified events related to the Operating Partnership's treatment or the treatment of the preferred units for federal income tax purposes, or (d) if the holdings in the Operating Partnership of the Series C unitholder exceed 18% of the total profits of or capital interest in the Operating Partnership for a taxable year. Distributions on the Series C preferred units were cumulative from the date of original issuance and were payable quarterly at the rate of 8.75% per year of the $25.00 original capital contribution. We made distributions to the holder of the Series C preferred units in the aggregate amount of $4.8 million during each of the years ended December 31, 2004, 2003 and 2002. On December 22, 2004 the Operating Partnership notified the Series C unitholder of its intention to redeem all 2.2 million of the preferred units. The notice was irrevocable and, therefore, the Series C Preferred units have been included as a liability in our consolidated balanced sheet as of December 31, 2004. As a result of the redemption commitment in December, the excess of the redemption amount over the carrying amount of the units, which totals $1.5 million, reduced net income for the year ended December 31, 2004. On January 21, 2005, the Operating Partnership redeemed all 2.2 million of the Series C preferred units for $25.00 per unit plus all accrued distributions as of that date.

15. DERIVATIVE FINANCIAL INSTRUMENTS

We are exposed to capital market risk, such as changes in interest rates. To manage the volatility relating to interest rate risk, we may enter into interest rate hedging arrangements from time to time. We generally do not utilize derivative financial instruments for trading or speculative purposes.

On June 14, 2002, we entered into an interest rate swap with a notional amount of $50.0 million, relating to $50.0 million of 7.20% fixed rate notes issued under our medium-term note program. Under the interest rate swap agreement, through the maturity date of August 15, 2007, (a) we have agreed to pay to the counterparty the interest on a $50.0 million notional amount at a floating interest rate of three-month LIBOR plus 241.75 basis points, and (b) the counterparty has agreed to pay to us the interest on the same notional amount at the fixed rate of the underlying debt obligation. The floating rate as of December 31, 2004 was 4.7075%. The fair value of the interest rate swap was an asset of approximately $2.5 million as of December 31, 2004. The swap has been designated as a fair value hedge of the underlying fixed rate debt obligation and has been recorded in "Other assets" in our consolidated balance sheets. We assume no ineffectiveness as the interest rate swap meets the short-cut method conditions required under SFAS No. 133 for fair value hedges of debt instruments. Accordingly, no gains or losses were recorded in income relative to our underlying debt and interest rate swap.

16. COMMON STOCK REPURCHASE PROGRAM

We had a common stock repurchase program, originally approved by our Board of Directors in March 2000, pursuant to which we were authorized to purchase up to an aggregate of $56.0 million of currently issued and outstanding shares of our common stock. All repurchases have been made on the open market at prevailing prices or in privately negotiated transactions.

We did not repurchase any shares of our common stock during the year ended December 31, 2004. The following is a summary of stock repurchases under the common stock repurchase program (dollars in thousands, except per share amounts):

	Number	Value	Average Price
	of Shares	of Shares	of Shares
	Repurchased	Repurchased	Repurchased
Year ended December 31, 2000	279,400	$5,533	$19.80
Year ended December 31, 2001	8,800	197	22.39
Year ended December 31, 2002	151,300	2,666	17.62
Year ended December 31, 2003	809,800	15,193	18.76
Total as of December 31, 2003	1,249,300	$23,589	$18.88

We had $32.4 million remaining for authorized repurchases under the program as of December 31, 2004.

17. DIRECT PLACEMENT OF COMMON STOCK

On December 29, 2003, we sold 2.0 million shares of our common stock to certain investment advisory clients of RREEF America L.L.C. at a price of $23.61 per share. Net proceeds from the sale of $47.2 million were used for general corporate purposes, including acquisition and development opportunities and repayment of outstanding indebtedness. On September 25, 2003, we sold 2.3 million shares of our common stock to certain advisory clients of Cohen & Steers Capital Management, Inc. at a price of $21.81 per share. The net proceeds from the sale of $50.1 million were used for general corporate purposes, including the redemption of preferred units, acquisition and development opportunities and debt reduction. These sales were made pursuant to our existing shelf registration statement previously filed with, and declared effective by, the SEC.

18. SUPPLEMENTAL CASH FLOW INFORMATION

Non-cash investing and financing activities for the years ended December 31, 2004, 2003 and 2002 are as follows:

A.
On May 27, 2004, we acquired Summit Stonecrest by paying $9.6 million in cash and assuming a $19.7 million mortgage (which had a fair market value of $18.4 million on the date of purchase). On September 2, 2004, we acquired Summit Doral Villas by paying $18.6 million in cash and assuming a $22.1 million mortgage (which had a fair market value of $24.9 million on the date of purchase).

B.	We sold eight communities during the year ended December 31, 2003. The purchaser of one of the communities assumed the related outstanding debt balance associated with such community of $23.7 million.
C.	We sold eight communities during the year ended December 31, 2002. The purchaser of one of the communities assumed the related outstanding debt balance associated with such community of $11.3 million.
D.
We granted 74,996 shares of restricted and unrestricted stock valued at $1.8 million during 2004. There were 32,549 shares of restricted and unrestricted stock valued at $622,000 surrendered to satisfy the income tax liability of grantees during 2004. We granted 34,410 shares of restricted and unrestricted stock valued at $683,000 during 2003. There were 27,352 shares of restricted and unrestricted stock valued at $460,000 surrendered to satisfy the income tax liability of grantees during 2003. We granted 1,773 shares of restricted stock valued at $35,000 during 2002. There were 6,046 shares of restricted stock surrendered to satisfy the income tax liability of grantees during 2002.

E.
We issued 60,881 shares of common stock in exchange for 60,881 common units during the year ended December 31, 2004. The value of these shares of common stock was $885,000. We issued 140,581 shares of common stock in exchange for 140,581 common units during the year ended December 31, 2003. The value of these shares of common stock was $2.0 million. We issued 13,658 shares of common stock in exchange for 13,658 common units during the year ended December 31, 2002. The value of these shares of common stock was $285,000.

F.	We accrued dividends and distributions payable of $11.8 million as of December 31, 2004, $11.7 million as of December 31, 2003 and $10.5 million as of December 31, 2002.

19. FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

The following disclosures of estimated fair value were determined by management using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data and develop the related estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The fair value estimates presented are based on information available to management as of December 31, 2004 and 2003. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively re-valued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented.

Cash and cash equivalents, rents receivable, accounts payable, accrued expenses, security deposits, other liabilities, tax-exempt bond indebtedness and our credit facility are carried at amounts which reasonably approximate their fair values as of December 31, 2004 and 2003 due to either the short-term nature or variable interest rates associated with such balances.

Fixed rate mortgage debt and fixed rate unsecured notes with a carrying value of $652.0 million had an estimated aggregate fair value of $676.3 million as of December 31, 2004. Fixed rate mortgage debt and fixed rate unsecured notes with a carrying value of $552.6 million had an estimated aggregate fair value of $596.4 million as of December 31, 2003. Rates currently available to us for debt with similar terms and maturities were used to estimate the fair value of this debt. The fair market value of long-term fixed rate debt is subject to changes in interest rates. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise.

The fair value of the interest rate swap described in Note 15, "Derivative Financial Instruments," was $2.5 million as of December 31, 2004.

20. GEOGRAPHIC CONCENTRATION (UNAUDITED)

Our 44 completed communities (excluding joint venture communities) are located in the following markets:

	Number of	Percent	Apartment
	Apartment	of Total	Homes as a %
Market	Homes	Revenues	of Portfolio
Washington, D.C.	2,882	27.5%	20.9%
Atlanta, Georgia	3,633	22.6%	26.3%
Southeast Florida	2,100	19.3%	15.2%
Raleigh, North Carolina	2,220	12.2%	16.1%
Charlotte, North Carolina	2,342	13.4%	17.0%
Philadelphia, Pennsylvania	352	3.2%	2.6%
Orlando, Florida	270	1.8%	1.9%
Total	13,799	100.0%	100.0%

21. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Quarterly financial information for the years 2004 and 2003 is as follows (in thousands, except per unit amounts):

	Year Ended December 31, 2004
	First	Second	Third	Fourth

Revenues	$32,943	$34,193	$36,689	$39,647
Income (loss) from continuing operations before loss on
unconsolidated real estate joint ventures	1,573	1,628	957	(13,037)
Income from discontinued operations	2,225	3,130	2,635	1,176
Gain on disposition of discontinued operations	47	9,993	127,442	29,151
Impairment loss on discontinued operations	-	-	(6,807)	-
Dividends to preferred unitholders in Operating Partnership	1,203	1,203	1,203	1,203
Net income	2,299	12,172	111,147	13,095
Net income per share - basic	0.07	0.39	3.53	0.42
Net income per share - diluted (1)	0.07	0.38	3.53	0.42

	Year Ended December 31, 2003
	First	Second	Third	Fourth

Revenues	$25,899	$27,587	$29,652	$30,307
Income from continuing operations before loss on
unconsolidated real estate joint ventures, gain on sale of
real estate assets and impairment loss on discontinued
operations	1,870	1,323	841	1,626
Income from discontinued operations	4,049	3,532	3,517	3,613
Gain on disposition of discontinued operations	3,136	3,122	2,119	10,516
Impairment loss on discontinued operations	-	-	-	(759)
Dividends to preferred unitholders in Operating Partnership	3,105	3,105	2,893	1,203
Net income	5,189	2,905	(1,761)	9,998
Net income per share - basic and diluted (1)	0.19	0.11	(0.07)	0.34

(1) The total of the four quarterly amounts for these captions does not equal net income per share for the year presented. The difference is due to the use of a weighted average to compute the number of shares outstanding for each quarter and for the year.

22. SUBSEQUENT EVENTS

On February 28, 2005, we were merged with and into Camden Summit, Inc. pursuant to an Agreement and Plan of Merger dated as of October 4, 2004 (the "Merger Agreement"), as amended. Prior to the effective time of the Merger, we were the sole general partner of the Operating Partnership, and at the effective time, Camden Summit became the sole general partner of the Operating Partnership.

Under the terms of the Merger Agreement, our stockholders had the right to elect, on a share-by-share basis, to receive either $31.20 in cash or 0.6687 of a Camden common share at the closing of the Merger. These elections were subject to reallocation so that the aggregate amount of cash issued in the Merger to our stockholders equaled approximately $436.3 million. In the Merger, Camden issued approximately 11.8 million common shares to our stockholders. The limited partners in the Operating Partnership were offered, on a unit-by-unit basis, the opportunity to redeem their partnership units for $31.20 in cash per unit or to remain in the Operating Partnership following the Merger at a unit valuation equal to 0.6687 of a Camden common share. The limited partner elections resulted in the redemption of 0.7 million partnership units for cash, for an aggregate of $21.7 million, and issuing 1.8 million partnership units.

Further effective on February 28, 2005, the Second Amended and Restated Limited Partnership Agreement of the Operating Partnership (the "Amended Partnership Agreement"), was approved and adopted and an Amendment to the Certificate of Limited Partnership of the Operating Partnership was filed with the Secretary of State of the State of Delaware changing the name of the Operating Partnership to "Camden Summit Partnership, L.P." The rights of holders of units of limited partnership interest remain unchanged in a number of respects as a result of the Merger and the approval and adoption of the Amended Partnership Agreement. However, certain rights relating to such units were modified.

The consummation of the Merger effected a change in control of the Operating Partnership. Prior to the effective time of Merger, we were the general partner of the Operating Partnership and held 348,086 general partner units, representing a 1% general partnership interest, and 31,117,541 limited partner units, representing an 89.4% limited partnership interest. The remaining 3,343,004 limited partner units were held by the outside limited partners. After the Merger, Camden Summit is the general partner of the Operating Partnership and holds 232,765.108 general partner units, representing a 1% general partnership interest, and 20,808,299.667 limited partner units, representing a 91.2% limited partnership interest. The remaining 1,769,281 units, representing a 7.8% limited partner interest, are held by the outside limited partners.

In connection with the Merger, we repaid our secured credit facility, which had an outstanding balance of $188.5 million at the date of repayment, using proceeds received from a $500 million intercompany line of credit from Camden. This line of credit bears interest at 6%, has a ten-year term and is secured by the same eleven communities which secured the credit facility. Additional amounts funded by this intercompany line of credit in connection with the merger were $28.0 million of compensation costs paid to employees of Summit, the Management Company and the Construction Company (consisting primarily of retention bonuses, severance payments and amounts due under the 2004 long-term incentive compensation program), $9.6 million paid to a financial services institution which acted as our financial advisor with respect to the Merger transaction and $2.5 million paid as a prepayment penalty under the secured credit facility.

On January 21, 2005, the Operating Partnership redeemed all 2.2 million of our Series C Cumulative Redeemable Perpetual Preferred Units for $25.00 per unit plus accrued distributions as of that date (see Note 14).